UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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DTE Energy Company

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2000 2nd Avenue
Detroit, Michigan 48226-1279

2004 Notice of Annual Meeting of Shareholders and Proxy Statement

Day:	Thursday, April 29, 2004

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building
(Detroit Edison Plaza; see map on the last page) 660 Plaza Drive Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE,” “Company,” “we,” “us” or “our”) to:

1. Elect five directors;

2.	Ratify the appointment of Deloitte & Touche LLP by the Board of Directors as our independent auditors for the year 2004; and

3.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The Record Date for this annual meeting is March 1, 2004. Only shareholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying 2004 Proxy Statement.

This Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be mailed to our shareholders on or about March 29, 2004.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the internet or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, internet or proxy.

By Order of the Board of Directors

Susan M. Beale Vice President and Corporate Secretary	Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer

March 25, 2004

2004 PROXY STATEMENT OF DTE ENERGY COMPANY

QUESTIONS AND ANSWERS

Q:     What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The enclosed proxy is being solicited by our Board of Directors (the “Board”).

Q:  What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which, among other things, explains the items on which you are asked to vote on the proxy card.

Q:     What is the purpose of this annual meeting?

A:	At the 2004 DTE annual meeting, our shareholders are asked to:

•	Elect five directors. The nominees are Anthony F. Earley, Jr., Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern and Josue Robles Jr. (See pages 7-9.)

•	Ratify the appointment of Deloitte & Touche LLP as our independent auditors. (See page 16.)

•	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

Q:     Who is entitled to vote?

A:	Only our shareholders of record at the close of business on March 1, 2004 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote. Information on cumulative voting in the election of directors is shown on page 3.

Q:     How do I vote?

A:	If you hold your shares in your own name, you may vote by telephone, through the internet, by mail or by casting a ballot in person at the annual meeting.

•	To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

•	You may vote by telephone or through the internet by following the instructions attached to your proxy card.

If you do not specify how to vote on Items 1 and 2 on your proxy card, the shares represented by your proxy will be voted FOR Items 1 and 2. Your shares will also be voted on any other business that comes before the meeting. (See page 18.)

If your shares are registered in the name of a broker, bank or other nominee, your broker or nominee has enclosed, or will provide, a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:     Can I change my vote after I have voted?

A:	If you hold your shares in your own name, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286. The last vote received prior to the meeting will be the one counted. You may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, if you hold your shares in your own name as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286.

Q:     Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election are not employees of the Company nor are they affiliated with the Company in any way. We may be advised whether you have voted. Also, shareholders’ votes will be disclosed to us if a contested proxy solicitation occurs or if a disclosure is required by law.

Q:     What shares are included on my proxy card?

A:	The shares on your proxy card represent shares for which you have a certificate and also any shares you may have in our Dividend Reinvestment and Stock Purchase Plan (“DRIP”). DTE common stock owned by employees and retirees of DTE and its affiliates in their respective 401(k) plans (“401(k) plans”) are voted on a separate voting instruction form sent by the 401(k) plan trustee.

Q:     What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact The Bank of New York, Shareholder Relations at 1-866-388-8558.

Q:	There is more than one DTE shareholder in my home, so why was only one annual report delivered to my address?

A:	In some instances, only one annual report is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more shareholders. If you wish to receive a separate annual report, you can notify The Bank of New York at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of this document can request the elimination of the duplicate document by contacting The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286 or by phone at 1-866-388-8558.

Q:     Can I receive or view DTE’s materials electronically?

A:	Yes. DTE has its annual report and Proxy Statement available online, either for viewing on or for printing from your own computer. The internet address is www.dteenergy.com. From the home page, select the “Investor” tab.

If you wish to receive your future Proxy Statement and annual report electronically, you may mark the appropriate box on your proxy card as instructed.

Q:     What constitutes a quorum?

A:	There were 169,080,243 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting. Shares held of record by a broker or its nominee and voted on any matter are included in determining the number of votes present.

Q:     How does the voting work?

A:     For each item, voting works as follows:

•	Item 1: The election of each director requires approval from a plurality of the shares voted. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the internet, follow the instructions attached to the proxy card.

Without prior notice to DTE, you may also cumulate votes for directors by multiplying the number of your shares by the number of directors to be elected and by casting all such votes either (a) for one candidate or (b) by distributing them among two or more candidates. You cannot vote for more than five directors.

•	Item 2: Ratification of the appointment of auditors requires approval from a majority of the votes cast (excluding abstentions and broker non-votes).

Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, the broker is permitted, under certain circumstances, to vote your shares on certain “routine” matters, including the election of directors and the ratification of the appointment of auditors, even if it does not receive voting instructions from you.

Q:     Who may attend the annual meeting?

A:	Any shareholder of record as of the Record Date may attend. Seating and parking are limited, and admission is on a first come basis.

Q:     How will the annual meeting be conducted?

A:	The Chairman, or other officer designated by a majority of the Board, will call the annual meeting to order and will act as the presiding officer. The presiding officer determines the order of business. The only business that will be conducted or considered at this meeting is business discussed in this proxy statement as no shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other business at this meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2005 annual meeting?

A:	Any recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. Recommendations should include (a) the qualifications of the proposed nominee to serve on the Board, (b) the principal occupations and employment of the proposed nominee during the past five years, (c) each directorship currently held by the proposed nominee and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Once the Corporate Secretary receives a recommendation for nomination, the recommendation is sent to the Governance Committee for consideration when it reviews all nominations prior to the annual meeting of shareholders. Generally, the Board is responsible for selecting and recommending director candidates for shareholder approval. The Corporate Governance Committee is responsible for assessing the appropriate skills and characteristics required to meet the needs of the Board. This assessment may include a review of the nominee’s judgment, experience, independence, understanding of the Company or related industries, and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. The Board may use a search firm to assist in the search for nominees and the evaluation of skills against the Board’s criteria. See the “2005 Annual Meeting of Shareholders — Shareholder Proposals” section of this Proxy Statement for further information on submitting nominations.

DTE ENERGY’S CORPORATE GOVERNANCE

At DTE, we are committed to operating in an ethical, legal and environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices starts with the DTE Energy Governance Guidelines — Mission and Director Responsibilities. You can find the DTE Energy Governance Guidelines on our website, www.dteenergy.com, in the Investors — Corporate Governance section.

The DTE Energy Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The DTE Energy Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines and other governance practices at DTE.

•	Election of Directors and Board Composition — The Board is divided into three classes by our Bylaws. One class of directors is elected each year for a three-year term.

•	Composition of the Board — The Board is composed of a majority of directors who qualify as independent directors (“Independent Directors”) pursuant to the rules adopted by the SEC and the corporate governance standards for companies listed on the NYSE. Applying these standards, the Board has determined that a majority of directors qualify as independent. The Independent Directors are — Messrs. Gilmour, Hennessey, Bing, Sims, Lobbia, Miller, Adderley and Leipprandt, Ms. McGovern, Dr. Bauder, Dr. Pryor and Gen. Robles. However, the Board has determined that Messrs. Earley and Glancy are not Independent Directors and may be deemed to be affiliates of the Company under the NYSE listing standards due, in Mr. Earley’s case, to his current employment as Chief Executive Officer of DTE and, in Mr. Glancy’s case, to his prior employment as Chief Executive Officer of MCN Energy Group, Inc. Although Mr. Lobbia is considered an Independent Director under the NYSE standards because he retired as our Chairman of the Board and Chief Executive Officer in 1998, the Board has elected to use a higher standard and does not consider any current or former employees of the Company or its affiliates to be independent directors. (For more information about the Company’s relationship with Mr. Glancy, see “Certain Relationships and Related Transactions” on page 15.)

•	Board Committees — The Board has standing committees for Audit, Corporate Governance, Executive, Finance, Nuclear Review, Organization and Compensation, Public Responsibility and a Special Committee on Compensation. After the 2004 annual meeting, the Company may eliminate the Special Committee on Compensation. With the exception of the Executive Committee, which has the authority to act on most matters when the Board is not in session, and the Special Committee on Compensation, which has authority to act on certain compensation matters, the committees act in an advisory capacity to the full Board. Each committee has authority to retain outside counsel, accountants, experts or other advisors, as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees meets the NYSE listing standards regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Charter for each committee of the Board is on our website at http://www.dteenergy.com.

•	Selection of Chairman of the Board and the Chief Executive Officer — Our Bylaws currently provide that the Chairman of the Board shall be the Chief Executive Officer of the Company and shall preside at all meetings of the Board. However, it is currently contemplated that the Bylaws will be amended at the 2004 organizational meeting of the Board to provide that the Board will determine whether these positions should be held by the same or separate individuals.

•	Term of Office — The Board has not established term limits other than the current three-year terms of office. However, the Bylaws provide that a director cannot stand for re-election after age 70.

•	Executive Sessions — A portion of each Board meeting is spent with the Chairman of the Board and Chief Executive Officer and no other management members. At most meetings, the Board also meets in executive session without the Chairman of the Board and Chief Executive Officer. During 2003, the Board met five times in executive sessions. At least once per year, the Independent Directors meet in executive session to review the performance of the Chairman of the Board and Chief Executive Officer. Generally, the chair of the Organization and Compensation Committee will chair the executive sessions. However, if the Board finds it appropriate, they may designate a director other than the chair of the Organization and Compensation Committee to Chair the executive session.

•	Assessment of Board and Committee Performance — The Board evaluates its performance annually. The Audit, Corporate Governance and Organization and Compensation Committees will each perform, and any other Committee may perform, an annual evaluation of its performance. The results of these evaluations will be discussed with the full Board.

•	Board Compensation — The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. (See “Annual Board Compensation” on page 13 and “Amount and Nature of Beneficial Ownership as of January 2, 2004” on page 14.)

•	Officer Stock Ownership — The Board established stock ownership guidelines in 2001 for senior management in order to more closely link their interests with those of our shareholders. Under these guidelines, members of our senior management are expected to own, within 5 years of their appointment to such position, shares of DTE stock having a value equal to a multiple of their annual base salary as set forth below.

Chairman and CEO	5 times base salary
Presidents	4 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 times base salary

Subsidiary Presidents are considered to be at either the Vice President or Senior Vice President level.

The Code of Ethics for the CEO and Senior Financial Officers and The DTE Energy Way, our standards of behavior for DTE Energy, are also available on our website.

ITEM 1. ELECTION OF DIRECTORS

The Board is divided into three classes by our Bylaws. One class of directors is elected each year for a three-year term. The terms of directors in one class expire in 2004. The four directors in this class have been nominated for election for terms expiring in 2007. In addition, one director appointed to the Board during 2003 has been nominated for election for a term expiring in 2005. All of the nominees have consented to serve if elected. All are current members of the Board. Pursuant to the provisions of our Bylaws, the Board has by resolution set the number of directors comprising the full Board at 12 effective as of the time of the annual meeting.

Proxies cannot be voted for more than five persons. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

Brief biographies of each nominee for election at this meeting and each director continuing in office are given below. The information includes each person’s principal occupation(s) and business experience for at least the past five years. The dates shown for service as a director of DTE include service as a director of The Detroit Edison Company (“Detroit Edison”), our former corporate parent and, as a result of a share exchange, now our wholly owned subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES

FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting for Terms Expiring in 2007

Anthony F. Earley, Jr., age 54 Director since 1994
• Chairman of the Board and Chief Executive Officer (since 1998) and President and Chief Operating Officer (1994 - 1998), DTE
• Director of DTE, Comerica Incorporated, Masco Corporation and Plug Power, Inc. and director or trustee of many community and professional organizations
• University of Notre Dame (B.S. in physics, M.S. in engineering and J.D.)
Allan D. Gilmour, age 69 Director since 1995
• Vice Chairman of Ford Motor Company (since 2002). Retired Vice Chairman of the Board, Ford Motor Company (1995 - 2002)
• Director of DTE, Whirlpool Corporation and director or trustee of many community and professional organizations
• Harvard University (B.A. in economics) and University of Michigan (M.B.A.)
Frank M. Hennessey, age 65 Director since 2001
• Chairman and Chief Executive Officer of Hennessey Capital, LLC (since 2002) (finance company). Former Chairman of Emco Limited (1995 - 2003) (building materials manufacturer and distributor) and Vice Chairman and Chief Executive Officer of MascoTech, Inc. (1998 - 2000) (transportation industry metalwork manufacturer)
• Director of DTE and director or trustee of many community and professional organizations
• Northeastern University (B.S.)

Gail J. McGovern, age 52 Director since June 2003
• Professor, Harvard Business School (since 2002). President of Fidelity Personal Investments, a unit of Fidelity Investments (1998 - 2002) and Executive Vice President of Consumer Markets, a division of AT&T
• Director of DTE, Digitas, Inc. and Hartford Financial Services Group and director or trustee of many community and professional organizations
• Johns Hopkins University (B.A. in theoretical mathematics) and Columbia University (M.B.A.)

Nominee for Election at this Meeting for Term Expiring in 2005

Josue Robles Jr., age 57 Director since November 2003
• Executive Vice President, Chief Financial Officer and Corporate Treasurer, United Services Automobile Association (since 1994) (insurance and financial services provider)
• Director of DTE and director or trustee of many community and professional organizations
• Kent State University (B.B.A. in accounting) and Indiana State University (M.B.A.)

Directors Whose Present Terms Continue Until 2005

Lillian Bauder, age 64 Director since 1986
• Vice President for Corporate Affairs, Masco Corporation (since 1996) (consumer products manufacturer), Chairman and President (since January 2002) and President (October 1996 to December 2001), Masco Corporation Foundation
• Director of DTE and Comerica Incorporated and director or trustee of many community and professional organizations
• Rutgers University (B.A. from Douglass College) and University of Michigan (M.A. and Ph.D.)
David Bing, age 60 Director since 1985
• Chairman of The Bing Group, which consists of Bing Corporate Services, Bing Metals Group and Bing Assembly Systems (since 1982) (automotive supplier)
• Director of DTE, Cardinal Health, advisor to many youth groups and director or trustee of many community and professional organizations
• Played professional basketball for 12 years
• Syracuse University (B.A. in economics)
Howard F. Sims, age 70 Director since 2001
• Chairman and CEO of the Sims Design Group Inc. and Chairman of SDG Associates, PLLC and SDGdesign, Inc. (since 1964) (architectural design firm)
• Director of DTE and Comerica Incorporated and director or trustee of many community and professional organizations
• University of Michigan (B.A. in architecture, M.A. in architecture) and Eastern Michigan University (Honorary Doctorate of Public Service)

Directors Whose Present Terms Continue Until 2006

Alfred R. Glancy III, age 66 Director since 2001
• Chairman, Unico Investment Company (since 2000) and retired Chairman and Chief Executive Officer, MCN Energy Group Inc. (1988 - 2001)
• Director of DTE and ShoreBank Corporation and director or trustee of many community and professional organizations
• Princeton University (B.A. in economics) and Harvard Business School (M.B.A)
John E. Lobbia, age 62 Director since 1988
• Retired Chairman of the Board and Chief Executive Officer, DTE (1998)
• Director of DTE and Rouge Industries and director or trustee of many community and professional organizations
• University of Detroit (B.A. in electrical engineering)
Eugene A. Miller, age 66 Director since 1989
• Retired Chairman, President and Chief Executive Officer, Comerica Incorporated and Comerica Bank (1993 - 2002)
• Director of DTE and Handleman Company and director or trustee of many community and professional organizations
• Detroit Institute of Technology (B.B.A.)
Charles W. Pryor Jr., age 59 Director since 1999
• President and Chief Executive Officer of Urenco, Inc. (since 2003) (mineral enrichment provider). Former Chief Executive Officer, Utility Services Business Group of British Nuclear Fuels, plc, which includes the Westinghouse Electric Company (1997 - 2003) (nuclear energy service provider)
• Director of DTE and director or trustee of many community and professional organizations.
• Virginia Tech (B.S. in civil engineering, M.S. and Ph.D. in structural engineering) and Northeastern University (Executive M.B.A.)

Directors Not Standing for Re-election

Messrs. Adderley and Leipprandt have reached mandatory retirement age and cannot stand for re-election. Mr. Adderley, Chairman and Chief Executive Officer of Kelly Services, Inc., has served as a director for 17 years. Mr. Leipprandt, retired President and Chief Executive Officer and Marketing Specialist of Cooperative Elevator Company, has served as a director for 14 years. We thank them for the invaluable advice and counsel that they have provided.

How to Contact our Board and Committees

The Board has a process that allows interested shareholders or other persons to communicate concerns to the directors.

•	Concerns regarding financial statements, accounting practices or internal controls may be submitted to the Audit Committee through its reporting channel:

•	877-406-9448
•	2000 Second Ave. Room 2075 Detroit, Michigan 48226

•	Any other concern may be submitted to the Vice President and Corporate Secretary for delivery to the director chairing executive sessions at:

•	2000 Second Ave. Room 2057 Detroit, Michigan 48226

Information Regarding the Board and Its Committees

The Board met eight times in 2003. The non-management directors met in executive sessions (sessions without the CEO or any representatives of management present) five times. All of the directors attended at least 75% of the Board meetings and the meetings of the committees on which they served, except Ms. McGovern. Ms. McGovern joined the Board mid-year and attended 63% of the meetings due to previous work commitments, which could not be changed. Since November 2003, Ms. Govern has attended 100% of the meetings. All of the 12 directors then in office attended last year’s annual meeting.

The table below reflects the membership and the number of meetings held for each committee.

											Organization				Special
			Corporate						Nuclear		&		Public		Committee on
Board Members	Audit		Governance		Executive		Finance		Review		Compensation		Responsibility		Compensation

Terence E. Adderley			x	*	x		x				x

Lillian Bauder	x				x				x				x	*

David Bing											x		x		x	*

Anthony F. Earley, Jr.					x	*

Allan D. Gilmour			x		x		x	*			x				x

Alfred R. Glancy III							x						x

Frank M. Hennessey	x	*											x

Theodore S. Leipprandt	x								x				x

John E. Lobbia							x		x

Gail J. McGovern							x

Eugene A. Miller			x		x		x				x	*

Charles W. Pryor Jr.									x	*

Josue Robles Jr.	x

Howard F. Sims			x						x

2003 Meetings	9		4		0		8		4		4		3		2

     * Chair

The following is a summary of the terms of each Committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
•	Reviews scope of the annual audit and the annual audit report of the independent auditors.
•	Reviews financial reports, internal controls and risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation and oversight of the independent auditor.
•	Reviews and pre-approves non-audit functions performed by the independent auditors.
•	Reviews the scope of work performed by the internal audit staff.
•	Recommends special studies or actions.

In the Board’s judgment, each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Mr. Hennessey and Gen. Robles both qualify as “audit committee financial experts” as that term has been defined by the SEC. The Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Corporate Governance Committee

•	Reviews and assists the full Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Recommends to the full Board the nominees for directors.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification, and insurance for the Board.
•	Reviews recommendations for nominations received from shareholders.

Executive Committee

•	Has authority to act on most matters when the Board is not in session.

This Committee is only used in unusual circumstances when a Board meeting cannot be scheduled, and has not been used for a number of years.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy.
•	Reviews financial planning policies and goals.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.
•	Reviews pension funding.
•	Reviews potential mergers and acquisitions.

Nuclear Review Committee

•	Provides non-management oversight and review of Detroit Edison’s Fermi 2 nuclear power plant.
•	Reviews security, safety performance, changes in regulation, long-term strategies and policies.
•	Reviews plans for fueling and disposition of radioactive waste.
•	Reviews financial performance.
•	Reviews adequacy of resources.

Organization and Compensation Committee

•	Reviews and recommends, subject to Board approval, the compensation for vice presidents and higher and certain other executives.
•	Reviews CEO’s performance.
•	Assists in the selection of officers to assure successors exist for each office.

Public Responsibility Committee

•	Monitors the Company’s performance as a responsible corporate citizen, including its performance with respect to people.
•	Reviews the Company’s policies on social responsibilities.
•	Advises the Company on emerging public issues.
•	Reviews the Company’s environmental performance.

Special Committee on Compensation

•	Administers the Stock Incentive Plan and the Annual Incentive Plan in accordance with Internal Revenue Code requirements.

After the April 2004 retirement of Mr. Adderley from the Board, and his position on the Organization and Compensation Committee, the remaining members of that Committee will satisfy the independence rules of Section 162(m) of the Internal Revenue Code. The Company intends to disband this committee.

Risk Management Functions

As a part of its oversight function, the Board monitors how management operates the Company. When granting authority to management, approving strategies and receiving management reports, the Board must understand and consider, among other things, the risks and vulnerabilities the Company faces. The Committees facilitate this oversight function. The Audit Committee considers risk issues associated with DTE’s overall financial reporting and disclosure process. To achieve that goal, the Audit Committee meets with the Chief Financial Officer, the General Auditor and the Director of Risk Management at least quarterly, and with the independent auditor in executive sessions. The Audit Committee also reviews policies on risk assessment and accounting risk exposure. The Finance Committee oversees insurance and business risk. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. Other Committees, such as the Public Responsibility Committee, deal with other matters of risk associated with the electric industry, including environmental risk. The Company has a risk management committee, chaired by the CEO and comprised of senior officers, that, among other things, directs the development and maintenance of comprehensive trading policies and procedures, reviews and approves counter-party credit and establishes risk limits, market risk, and trading volumes.

Annual Board Compensation

The goal of our Board compensation is to tie Board compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity based compensation, including phantom shares of our common stock and stock options. The compensation programs during 2003 are described below.

•	Cash Compensation

•	Cash retainer of $50,000.
•	Committee chair retainer of $5,000 per committee.
•	Committee meeting fee of $1,000 per meeting (except directors that are members of the Organization and Compensation Committee and the Special Committee on Compensation did not receive a meeting fee for attending both meetings).
•	Employee directors receive no payment for service as directors.
•	All directors are reimbursed for out-of-pocket expenses incurred to attend meetings.

•	Equity Compensation

•	1,000 shares of restricted common stock upon first election to the Board.
•	1,000 phantom shares of our common stock annually with all imputed dividends reinvested under the DTE Energy Deferred Stock Compensation Plan for Non-Employee Directors.
•	1,000 non-qualified stock options annually that vest after one year.
•	Payouts from the DTE Energy Deferred Stock Compensation Plan for Non-Employee Directors occur only after the date a director terminates his or her service on the Board.

•	Directors’ Retirement Plan

•	The Directors’ Retirement Plan has been eliminated. Benefits were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue.

•	Plan for Deferring the Payment of Directors’ Fees

•	We maintain an unfunded deferred compensation plan, which permits non-employee directors to defer receipt of any part of their annual retainer.
•	Non-employee directors have two investment options. Deferred fees may accrue in an unfunded account for future payment with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month. They may also be invested in phantom shares of our common stock with all imputed dividends reinvested.

Security Ownership of Management and Board

The following table sets forth certain information known to the Company with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days as of January 2, 2004 for (i) each of our directors and nominees for director, (ii) our Chief Executive Officer and the four other highest paid Executive Officers whose salary and bonus for the Company’s 2003 fiscal year were in excess of $100,000 (the “Named Executive Officers”), and (iii) all Executive Officers and directors as a group as of January 2, 2004. Unless otherwise indicated, each of the named individuals has sole voting and investment power. To our knowledge, there are no members of our management team or directors who are beneficial owners of one percent or more of the outstanding shares of common stock as of January 2, 2004.

Amount and Nature of Beneficial Ownership as of January 2, 2004

			Other Shares that	Options Exercisable
Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	May be Acquired(3)	Within 60 Days

Terence E. Adderley	2,400	13,651	0	3,000
Gerard M. Anderson	30,236	2,479	27,500	149,167
Lillian Bauder	2,983	6,556	0	3,000
David Bing	1,800	7,800	0	3,000
Robert J. Buckler	31,429	6,623	26,000	130,833
Anthony F. Earley, Jr.	108,598	11,437	95,000	405,249
Stephen E. Ewing	65,896	0	26,000	103,333
Allan D. Gilmour	2,400	6,556	0	3,000
Alfred R. Glancy III (4)	74,012	4,254	0	65,424
Frank M. Hennessey	6,254	7,662	0	3,000
Theodore S. Leipprandt	3,093	6,556	0	3,000
John E. Lobbia (5)	27,165	5,378	0	38,000
Gail J. McGovern	1,000	1,000	0	0
David E. Meador	15,335	1,432	9,000	69,250
Eugene A. Miller	2,400	10,527	0	3,000
Charles W. Pryor Jr.	300	5,378	0	3,000
Josue Robles Jr.	1,000	1,000	0	0
Howard F. Sims	1,325	7,417	0	3,000
Directors & executive officers as a group (22 persons)	418,940	107,855	203,700	1,109,087

(1)	Includes directly held common stock, time-based restricted stock, and shares held pursuant to the 401(k) plan.

(2)	Phantom shares are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, both described above; and (b) by executive officers pursuant to the DTE Energy Company Supplemental Savings Plan, DTE Energy Company Executive Deferred Compensation Plan and DTE Energy Company Executive Supplemental Retirement Plan. Phantom shares are paid out in cash.

(3)	Represents performance shares under the Stock Incentive Plan that the executive officers acquired on February 9, 2004 and performance awards that would entitle them to receive shares in the future if they meet certain performance measures. The performance share numbers assume that target levels of performance are achieved. Performance shares are subject to forfeiture if the performance measures are not achieved over a designated period of time. See the discussion in “Executive Compensation — Report of the Organization and Compensation Committee.”

(4)	Includes options to acquire 62,424 shares of DTE common stock. These options were received in the merger with MCN in exchange for employee stock options to acquire 100,000 shares of MCN common stock.

(5)	Includes options to acquire 35,000 shares of DTE common stock awarded to Mr. Lobbia during his tenure as Chairman of the Board and Chief Executive Officer of DTE.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the only person or group known to the Company to be a beneficial owner of more than 5% of our outstanding common stock.

		Amount and Nature of	Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership*	of Class

Common Stock	Capital Research and Management Company 333 South Hope Street Los Angeles CA 90071	10,161,700 shares	6.0%

*	Capital Research and Management Company reported on Schedule 13G that, at December 31, 2003, it is the beneficial owner of, with sole investment power over, 10,161,700 shares of the Company’s common stock as a result of acting as an investment advisor to various investment companies. The report indicates that the shares are held solely for investment purposes in the ordinary course of business and not with the purpose or effect of changing or influencing control.

Certain Relationships and Related Transactions

Mr. Glancy was the Chairman of MCN at the time of the DTE/ MCN merger. In connection with the merger, we entered into a termination and consulting agreement with Mr. Glancy under which he agreed to resign from his employment with MCN at the closing of the merger and to provide us with up to 50 hours per month of consulting services until he reached age 65, and during that period we agreed to pay him a $25,000 monthly consulting fee plus $500 for each hour of service rendered in excess of 50 hours per month and to provide him with an office. Mr. Glancy reached age 65 during 2003, at which time his obligation to provide consulting services and our obligation to pay consulting fees and to provide an office ceased. Under the termination and consulting agreement, as supplemented by a later letter agreement: (a) we agreed to nominate Mr. Glancy to the Board in accordance with our normal procedures until he reaches the mandatory retirement age for Board members; (b) Mr. Glancy will receive personal secretarial services for three days a week until he attains the age of 70; (c) for as long as Mr. Glancy remains a member of our Board, we will provide him with a home security system; (d) in the event that the Internal Revenue Service determines or claims that any payments or benefits provided to Mr. Glancy constitute “excess parachute payments,” we will make a tax reimbursement payment to him in accordance with the agreement; and (e) we will indemnify Mr. Glancy from any actions, suits or proceedings in connection with the agreement.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board has appointed Deloitte & Touche LLP as our independent auditors for the year 2004. Deloitte & Touche LLP has performed this function since 1995. For the years ended December 31, 2003 and 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Representatives of Deloitte will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Audit and Non-audit Fees

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2002 and December 31, 2003, and fees billed for other services rendered by Deloitte during those periods.

	2002	2003

Audit fees(1)	$4,120,364	$4,528,828
Audit related fees(2)	1,330,138	1,016,081
Tax fees(3)	942,791	4,103,932
All other fees(4)	351,495	—

Total	$6,744,788	$9,648,841

(1)	Represents the aggregate fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Represents the aggregate fees billed for audit-related services, including assistance with assessing internal controls and acquisition and divestiture-related due diligence.

(3)	Represents fees billed for tax services, including tax reviews and planning. A majority of the fees in this category represent one time services to support analysis and recommendation in the areas of synfuels and other special studies in the areas of federal and state taxation. The benefit derived from this work is substantially more than the fee paid.

(4)	Represents aggregate fees for services not included above, including advisory and consulting services.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

Policy on Audit Committee Pre-approval of Audit and

Permissible Non-audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent auditor up to but not exceeding a pre-defined limit. The decisions of the designated member to pre-approve a permitted service will be reported to the Audit Committee at least quarterly.

At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by Deloitte.

•	A listing of new services requiring pre-approval.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to Deloitte.

For the year 2003, 100% of the audit related fees, tax fees and all other fees were pre-approved by the Audit Committee.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls; the presentation and disclosure in the Company’s financial statements, which will be provided to the shareholders and others; and the overall audit process. All members of the Audit Committee meet the criteria for independence as defined in the listing standards of the New York Stock Exchange. The Audit Committee Charter, attached as Appendix A to this Proxy Statement, complies with requirements of the New York Stock Exchange.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent auditors’ report. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the report of the independent auditors.

The Audit Committee discussed with our independent auditors the matters required to be discussed by audit standards, Securities and Exchange Commission regulations and New York Stock Exchange requirements. Disclosures were received from the independent auditors regarding their independence as required by Independence Standards Board Statement No. 1 and discussed with them. The Audit Committee has considered whether the services provided by the independent auditors other than those services relating to audit services are compatible with maintaining the independence of the accountants. The Audit Committee has concluded that such services have not impaired Deloitte’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management and the independent auditors. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2003.

Audit Committee

Frank M. Hennessey, Chair

Lillian Bauder
Theodore S. Leipprandt
Josue Robles Jr.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.

ITEM 3. OTHER BUSINESS THAT MAY COME BEFORE THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Report of the Organization and Compensation Committee

The Organization and Compensation Committee (“O&C Committee”) of the Board reviews and recommends for Board approval, the compensation of those executives who are at the level of vice president and higher, the General Auditor and certain other executives, including the individuals whose compensation is detailed in this Proxy Statement, except for components of executive compensation that have been administered by the Special Committee on Compensation (“Special Committee”) to satisfy Internal Revenue Code requirements regarding the deductibility of executive compensation. The O&C Committee, in determining overall compensation policy, considers awards made by the Special Committee.

The O&C Committee retains a consultant independent of the Company to continually review the Company’s executive compensation program to assure consistency with the Company’s executive compensation philosophy and framework. The following questions and answers discuss this executive compensation philosophy and framework, along with the details of the program elements.

Q:	What is our executive compensation philosophy and framework?

A: •	Focus: Our executive compensation philosophy and framework focus on linking a significant portion of executive total compensation to our performance and the achievement of corporate goals. Consequently, the total compensation package places more emphasis on short- and long-term incentive plans that reward value-added contributions, and less emphasis on fixed elements of compensation, such as base salary and benefits. This approach ties executive interests to shareholder interests and, through a mix of annual and multi-year incentive structures, encourages both near-term results and successful strategic planning.

•	Competitive Position: The O&C Committee’s goals include maintaining a total compensation program that is competitive within our Comparative Market (defined below). A competitive position enhances our recruiting and retention efforts and serves as a basis for setting appropriate salary and incentive pay benchmarks.

•	Compensation Opportunity: In addition to award-specific performance measures, which are tied to corporate goals such as total shareholder return, earnings per share growth, cash contribution, and customer satisfaction, among others, the O&C Committee considers several factors when setting base salary and establishing other elements of an executive’s compensation opportunity. Those factors include (i) the responsibilities of the executive’s position, (ii) the experience and performance of the individual, (iii) competition for executive talent and retention issues, and (iv) comparisons to comparable positions at other energy and non-energy companies in the Comparative Market. In the case of the CEO, in determining long-term incentive awards, the O&C Committee also takes into account awards made to the CEO in the last two years.

•	Program: The key elements of the compensation program are base salary, the Annual Incentive Plan, and the Stock Incentive Plan. Over the past several years, the Stock Incentive Plan has served to drive Company performance by rewarding participants for actions and behaviors that closely align their interests with growth in long-term shareholder value. In addition, the interplay between the Annual Incentive Plan and the Stock Incentive Plan has provided an appropriate balance of short- and long-term incentives aligned with our business strategy of controlled growth in earnings coupled with stable shareholder returns. In 2003, awards under the Stock Incentive Plan consisted of option grants, performance shares and time-based restricted stock. Policies concerning each of these elements, including the basis for the compensation awarded to Mr. Earley, are discussed below.

Q:  What is DTE’s Comparative Market?

A:	Under the executive compensation framework, the Comparative Market consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy related companies selected on the basis of revenues generated, availability of compensation information, financial performance and geographic area.

Q:  How do we determine base salary?

A:	Ranges are used for base salaries that target median base salaries within the Comparative Market. Appropriate methods of measurement are used to take into account differences in company size and scope. The ranges established are designed to allow adequate differentiation for (i) individual potential, (ii) contributions made, and (iii) the experience in his or her position. Salary ranges are assessed periodically to remain consistent with the market. As noted above, in setting individual salary levels, several factors are used.

Q:  How do we determine the Chief Executive Officer’s compensation?

A:	Mr. Earley’s 2003 salary was set considering Mr. Earley’s responsibilities, experience and performance as well as competition for executive talent, retention objectives and comparisons to similar positions in the Comparative Market. Other bases for Mr. Earley’s salary, including the relationship between Company performance and his compensation, are discussed throughout this report and in the section titled Summary Compensation Table.

Q:  Is any of the executives’ compensation at risk?

A:	Yes, we have both annual and long-term incentive plans that put a significant amount of the executives’ compensation at risk.

Q:  How do we determine annual incentive?

A:	Executives may receive cash awards under the Annual Incentive Plan. For 2003, the Annual Incentive Plan had five annual measures weighted as follows in determining the total annual incentive award: earnings per share growth (50%), cash contribution (20%), customer satisfaction (10%), safety (10%), and diversity (10%). The Company must attain threshold minimum levels for a given performance measure before any compensation becomes payable on account of the measure. In addition, for 2003 the aggregate payout was capped at threshold for all measures which earned a payout because the earnings per share growth measure was less than threshold. Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. Award amounts paid to each officer are determined as follows: (i) performance for each measure is combined for an overall corporate performance factor; (ii) this factor is multiplied by each officer’s target award to arrive at an initial calculation; and (iii) the initial calculation is then adjusted based on individual performance. Based on achievement of performance measures, the corporate performance portion of the 2003 awards was earned at a rate of 25% of target. Mr. Earley’s target award had been set at 100% for a 25% calculation which equaled an award of $256,250. Based on his individual performance for 2003, this award was unchanged.

Q:  How do we use compensation to focus management on long-term value?

A:	Stock-based awards made under the Stock Incentive Plan focus on long-term value.

•	Background and structure: The Stock Incentive Plan, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Performance-based vesting and similar requirements for earning certain awards further emphasize achievement of corporate goals. The Special Committee independently administers the Stock Incentive Plan. The sizes of awards made during 2003, including awards to Mr. Earley, were determined by reference to executive level, responsibility, retention issues, market competitiveness and contributions to the overall success of the Company.

•	Performance shares: The Special Committee awards performance shares under the Stock Incentive Plan. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, depending on the level of achievement of performance measures. The performance measurement period for the 2003 awards is January 1, 2003 through December 31, 2005. Payments earned under the 2003 awards, including Mr. Earley’s award, will be based on three performance measures weighted as follows: (i) earnings per share growth (35%), (ii) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (50%), and (iii) employee satisfaction/engagement (15%).

•	Stock options: In 2003, the Special Committee awarded non-qualified stock options as part of the continuing program to link executive compensation to overall performance.

•	Time-based restricted stock: In 2003, restricted stock awards were made with the restriction period ending on February 27, 2006. The only vesting requirement is continued employment throughout the restriction period.

Q:	How have we responded to Internal Revenue Service limits on deductibility of compensation?

A:	Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation paid to a “covered employee” in excess of $1 million on our Federal income tax return unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, a “covered employee” for this purpose is our Chief Executive Officer, Mr. Earley, and the four other highest paid executive officers named in the Summary Compensation Table below. The Special Committee makes awards to executives under the Annual Incentive Plan and the Stock Incentive Plan in order to address these deduction limits that could apply to the Company. We expect to continue to rely on performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although, generally, these programs are designed to satisfy the requirements of Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to use performance-based plans that may not meet all of the Internal Revenue Code requirements or for the O&C Committee to consider deferral programs for compensation in excess of $1 million. Amendments to the Annual Incentive Plan and Stock Incentive Plan previously approved by the shareholders are designed to provide the maximum opportunity for use of the performance-based compensation exception.

       Organization and Compensation Committee

Eugene A. Miller, Chair
Terence E. Adderley
David Bing
Allan D. Gilmour

Summary Compensation Table

		Annual Compensation		Long Term Compensation

				Awards		Payouts

				Restricted				All
				Stock	Securities	Stock Incentive		Other
Name and Principal Position				Awards	Underlying	Plan Payouts		Compensation
in 2003	Year	Salary($)	Bonus($)	($)(1)	Options(#)	($)(2)		($)(5)

Anthony F. Earley, Jr.	2003	984,615	256,250	1,033,750	100,000	413,805	(3)	59,077
Chairman of the Board,						560,134	(4)
Chief Executive Officer	2002	923,077	1,020,000	1,039,250	100,000	440,015		53,385
and President and	2001	878,461	1,100,000	962,250	75,000	162,954		51,959
Chief Operating Officer
Gerard M. Anderson	2003	491,923	75,600	268,775	20,000	206,902	(3)	29,142
President and Chief						134,428	(4)
Operating Officer,	2002	476,923	296,200	207,850	30,000	293,330		11,977
DTE Energy Resources	2001	464,616	383,755	230,940	30,000	125,292		24,840
Robert J. Buckler	2003	491,923	68,800	206,750	25,000	206,902	(3)	29,515
President and Chief						134,428	(4)
Operating Officer,	2002	476,923	296,200	207,850	30,000	293,330		28,615
DTE Energy Distribution	2001	464,616	383,755	230,940	30,000	73,329		27,769
Stephen E. Ewing	2003	491,923	68,800	206,750	25,000	206,902	(3)	29,577
President and Chief						134,428	(4)
Operating Officer	2002	476,923	249,400	207,850	30,000	0		28,923
DTE Energy Gas(6)	2001	253,077	383,755	2,574,320	105,000	0		21,403
David E. Meador	2003	366,538	52,300	82,700	15,000	62,071	(3)	21,964
Senior Vice						44,809	(4)
President and	2002	344,231	196,600	83,140	15,000	88,020		20,688
Chief Financial Officer	2001	313,652	261,635	76,980	15,000	40,758		19,482

(1)	The restricted stock awards made during 2003 are non-performance based and are valued as of February 27, 2003, the date the award was made. The number and value of the aggregate restricted stock held as of January 2, 2004 by the named officers based on the market value on that day are: Mr. Earley, 75,000 shares or $2,955,000; Mr. Anderson, 17,500 shares or $689,500; Mr. Buckler, 16,000 shares or $630,400; Mr. Ewing, 41,000 shares or $1,615,400; and Mr. Meador, 6,000 shares or $236,400. The aggregate number and value of non-performance restricted stock for the above officers is 155,500 shares or $6,126,700. The holders of restricted stock receive the same cash dividends as other shareholders owning the common stock. All restricted stock will vest in the event of a change in control of the Company.

(2)	The years 2001 and 2002 include the value at February 27, 2002 and February 27, 2003 (the dates that performance was certified), respectively, of the final portion of the 1998 and 1999 Stock Incentive Plan awards which became unrestricted as the result of meeting the performance criteria related to total shareholder return, customer satisfaction, production cost, cash flow, earnings growth, and Institute of Nuclear Power Operations. In addition, for Mr. Anderson, 2001 includes the value at February 27, 2002 (the date that performance was certified) of a 1997 performance restricted stock grant that vested as a result of the performance of an affiliate.

(3)	Includes the value at February 9, 2004 (the date that performance was certified), of the final portion of the 2000 Stock Incentive Plan award (performance shares with 4 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings growth, employee satisfaction, and Institute of Nuclear Power Operations.

(4)	Includes the value at February 9, 2004 (the date that performance was certified), of the final portion of the 2001 Stock Incentive Plan award (performance shares with 3 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings growth, and employee satisfaction.

(5)	Includes matching contributions by the Company or its affiliates to the 401(k) plan. These matching contributions are predicated on the participant making contributions and cannot exceed 6% of a participant’s eligible compensation up to $200,000 for 2003. For 2003, Messrs. Earley, Anderson, Buckler, Ewing, and Meador were credited with matching contributions of $7,202, $6,888, $9,000, $9,015, and $8,970, respectively. This amount also includes amounts matched by the Company pursuant to the DTE Energy Company Supplemental Savings Plan. The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Service limits imposed on tax qualified plans, including the $200,000 compensation limit for 2003. Matching contributions are limited to 6% of the eligible compensation deferred under the Supplemental Savings Plan. The value of the account will appreciate or depreciate based on the market value attributed to the employee’s account. Supplemental Savings Plan account balances are paid only in cash to participants upon termination of employment. For 2003, Messrs. Earley, Anderson, Buckler, Ewing, and Meador, were credited with matching Supplemental Savings Plan contributions of $51,875, $22,254, $20,516, $20,562, and $12,994, respectively.

(6)	The amounts for Mr. Ewing reflect compensation received from DTE beginning June 1, 2001. Prior to June 1, 2001, Mr. Ewing was employed by MCN.

Stock Incentive Plan — Awards in the Last Fiscal Year

	Number of Performance Shares

				Performance Period
Name	Threshold	Target	Maximum	Until Payout

Anthony F. Earley, Jr.	0	25,000	50,000	3 years
Gerard M. Anderson	0	6,500	13,000	3 years
Robert J. Buckler	0	5,000	10,000	3 years
Stephen E. Ewing	0	5,000	10,000	3 years
David E. Meador	0	2,000	4,000	3 years

The performance share awards shown in the table above were made in 2003 pursuant to the Stock Incentive Plan. Each performance share earned will be settled with one share of our common stock or for an amount of cash equal to the fair market value of a share of our common stock on the date the performance shares are earned. Thus, performance shares are not currently outstanding shares of our common stock. As described in the Report of the Organization and Compensation Committee, at the end of the performance period, some or all of such performance shares may be earned based on the level of attainment of the performance criteria. The performance period for each of the named employees is three years. If minimum performance levels are not met, no performance shares will be earned, and the payout will be zero. The number of performance shares shown in the table in the column entitled “Target” reflects attainment of 50% of the maximum performance level under the criteria established for the awards, and the number of performance shares shown in the table in the column entitled “Maximum” reflect attainment of 100% of the maximum performance level under the criteria. The three criteria for each of the 2003 awards are: (1) total shareholder return vs. shareholder returns of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (50%), (2) earnings per share growth (35%), and (3) employee satisfaction/ engagement (15%).

All performance shares will be earned in the event of a change in control of the Company, with the amount payable under the awards being based on the greater of target or actual levels of performance through the date of the change in control.

The following table provides information about stock option grants in 2003 for the Named Executive Officers.

Stock Incentive Plan — Option Grants in Last Fiscal Year

		Percent of
		Total Options
	Number of Securities	Granted to	Exercise		Grant Date
	Underlying Options	Employees in	Price	Expiration	Value
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

Anthony F. Earley, Jr.	100,000	6.8%	$41.46	February 27, 2013	477,000
Gerard M. Anderson	20,000	1.4%	$41.46	February 27, 2013	95,400
Robert J. Buckler	25,000	1.7%	$41.46	February 27, 2013	119,250
Stephen E. Ewing	25,000	1.7%	$41.46	February 27, 2013	119,250
David E. Meador	15,000	1.0%	$41.46	February 27, 2013	71,550

(1)	33% of the options become exercisable one year from the date of grant, with an additional 33% becoming exercisable on the succeeding anniversary date of the grant and the final 34% becoming exercisable on the third anniversary date of the grant. All options will expire if not exercised before the expiration date shown above and may expire sooner in the event of termination of employment in certain circumstances. All stock options become immediately exercisable in the event of a change in control of the Company.

(2)	The exercise price of the stock options is the average of the high and low stock prices on the New York Stock Exchange Composite Index on the date of grant, which was February 27, 2003. Stock appreciation rights were not granted in 2003.

(3)	The fair value for these options was estimated at the date of grant, stated in Note 2 above, using a modified Black/ Scholes option-pricing model. The assumptions used to estimate the fair value are a risk-free interest rate of 2.9%, a dividend yield of 4.97%, an expected volatility of 20.9% and an expected life of six years. The fair value of the options granted on February 27, 2003 was $4.77 per option. The final value of the option, if any, will depend on the future value of the common stock and the optionee’s decisions with respect to such options. The methodology of valuing these options is consistent with the methodology used for the Company’s financial statements contained in the 2003 Annual Report. However, the fair value per option, as reported in Note 15 of the 2003 Annual Report, is based on the weighted average of all options granted throughout 2003 to all DTE employees.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

	Shares		Number of Securities	Value of Unexercised
	Acquired	Value	Underlying Unexercised	In-the-Money Options
	on Exercise	Realized	Options at Fiscal Year End	at Fiscal Year End
Name	(#)	($)	(#) Exercisable/Unexercisable	($) Exercisable/Unexercisable(1)

Anthony F. Earley, Jr.	0	0	322,083/201,917	1,411,988/132,263
Gerard M. Anderson	10,000	144,740	125,000/55,000	441,925/59,475
Robert J. Buckler	0	0	105,000/60,000	295,925/59,475
Stephen E. Ewing	0	0	85,000/75,000	0/0
David E. Meador	0	0	56,750/31,250	186,275/20,613

(1)	Dollar amounts as of December 31, 2003.

Pension Plan Table

Average	Years of Benefit Service
Final
Compensation	5	10	15	20	25	30	35	40	45

$350,000	26,250	157,500	175,000	192,500	210,000	218,750	227,500	236,250	245,000
400,000	30,000	180,000	200,000	220,000	240,000	250,000	260,000	270,000	280,000
450,000	33,750	202,500	225,000	247,500	270,000	281,250	292,500	303,750	315,000
500,000	37,500	225,000	250,000	275,000	300,000	312,500	325,000	337,500	350,000
550,000	41,250	247,500	275,000	302,500	330,000	343,750	357,500	371,250	385,000
600,000	45,000	270,000	300,000	330,000	360,000	375,000	390,000	405,000	420,000
650,000	48,750	292,500	325,000	357,500	390,000	406,250	422,500	438,750	455,000
700,000	52,500	315,000	350,000	385,000	420,000	437,500	455,000	472,500	490,000
750,000	56,250	337,500	375,000	412,500	450,000	468,750	487,500	506,250	525,000
800,000	60,000	360,000	400,000	440,000	480,000	500,000	520,000	540,000	560,000
850,000	63,750	382,500	425,000	467,500	510,000	531,250	552,500	573,750	595,000
900,000	67,500	405,000	450,000	495,000	540,000	562,500	585,000	607,500	630,000
950,000	71,250	427,500	475,000	522,500	570,000	593,750	617,500	641,250	665,000
1,000,000	75,000	450,000	500,000	550,000	600,000	625,000	650,000	675,000	700,000
1,050,000	78,750	472,500	525,000	577,500	630,000	656,250	682,500	708,750	735,000
1,100,000	82,500	495,000	550,000	605,000	660,000	687,500	715,000	742,500	770,000
1,150,000	86,250	517,500	575,000	632,500	690,000	718,750	747,500	776,250	805,000
1,200,000	90,000	540,000	600,000	660,000	720,000	750,000	780,000	810,000	840,000

Retirement Plans. The Named Executive Officers participate in one or more of the following retirement plans:

•	DTE Energy Company Retirement Plan (the “Retirement Plan”)

•	Detroit Edison Traditional component (“Traditional Retirement Plan”)

•	MCN Traditional component (“MCN Retirement Plan”)

•	DTE Energy Company Executive Supplemental Retirement Plan (“ESRP”)

•	Management Supplemental Benefit Plan component (“MSBP”)

•	Defined Contribution component (“DC ESRP”)

•	DTE Energy Company Supplemental Retirement Plan (“SRP”)

The benefits reflected in the Pension Plan Table include benefits payable under the Retirement Plan, a tax-qualified defined benefit pension plan, as well as payable directly by the Company pursuant to several non-qualified supplemental benefit plans. The supplemental benefit plans provide benefits in excess of Internal Revenue Code limits that apply to compensation and benefits under tax-qualified plans and additional nonqualified benefits to certain executives. Under the Internal Revenue Code, the maximum amount of compensation permitted to be used in calculating a benefit, and the maximum annual benefit permitted to be paid under the Retirement Plan, is $205,000 and $165,000, respectively in 2004.

The Pension Plan Table is applicable to each of the executives listed in the Summary Compensation Table, except Mr. Ewing. Those executives participate in the Traditional Retirement Plan, SRP, the MSBP and the DC ESRP, the latter of which is not included in the Pension Plan Table.

Traditional Retirement Plan. The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the Traditional Retirement Plan includes base salary plus lump sums in lieu of base salary increases.

MCN Retirement Plan. Mr. Ewing participates in the MCN Retirement Plan. The benefits provided under the MCN Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan includes base salary. The 2001 amount of compensation for Mr. Ewing was $470,000. Based upon assumed years of service of 30 to 40 years, Mr. Ewing’s estimated annual MCN Retirement Plan and SRP benefit would range from $235,000 to $315,000. This estimated benefit is computed on a straight life annuity basis and is not subject to reduction for social security benefits.

MSBP. The benefits provided under the MSBP set a maximum target retirement benefit and are basically equal to 60% of average final compensation. This amount is then adjusted based on age at termination, years of service (actual service and awarded service) and payment option selected and is offset by the amount that is allowed to be paid under the Traditional Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted) if applicable. Compensation used to calculate the benefits under the MSBP include base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan (“SVIP”). Subsequent to 2001, when the SVIP was eliminated, lump sums awarded under the Annual Incentive Plan, which replaced the SVIP, are not included in the MSBP calculation. However, as provided by the terms of the ESRP, for years beginning in 2001, compensation for purposes of the MSBP will include a deemed bonus amount equal to 10% of an executive’s base salary. The 2003 amounts of compensation for Messrs. Earley, Anderson, Buckler, and Meador were $1,087,115, $541,923, $541,923, and $404,538, respectively.

DC ESRP. Effective January 1, 2001, DTE implemented a defined-contribution approach to non-qualified supplemental retirement benefits under the DC ESRP. The DC ESRP provides that a benefit equal to 9% of base salary and annual incentive will be credited to a hypothetical account on behalf of eligible executives. The hypothetical account will grow based on the performance of the hypothetical investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per year. Messrs. Earley, Anderson, Buckler, and Meador are 100% vested in the DC ESRP. If Messrs. Earley, Anderson, Buckler, and Meador meet the MSBP eligibility requirements at the time of retirement, they will have the option to choose to receive benefits under the MSBP or the DC ESRP.

Prior to the merger between DTE and MCN, Mr. Ewing participated in the MCN Energy Group Supplemental Death Benefit and Retirement Income Plan (“SDBRIP”). Under the terms of the merger agreement, Mr. Ewing was 100% vested in this benefit as of June 1, 2001. As of such date, the SDBRIP was terminated and the present value of Mr. Ewing’s benefit under that plan was transferred to the DC ESRP as a hypothetical opening account balance. Mr. Ewing is only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

SRP. The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualifies plans by the Internal Revenue Code.

Years of Service. The plans require certain years of service before benefits under the plans vest with the individual. The Traditional Retirement Plan and SRP require 5 years of service. The MSBP requires an executive to be at least age 55 with 10 years of service. Under all plans, Messrs. Earley, Anderson, Buckler, and Meador have 10, 10, 30, and 7 actual years of service, respectively, and are, therefore, 100% vested in the Retirement Plan and the SRP. For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley and Meador’s eligibility for the additional awarded service is subject to their meeting the eligibility requirements of that plan. The form of benefit shown in the table is the annual benefit under a straight-life annuity with 15 years’ payments guaranteed. Other actuarially equivalent forms of benefit are available under the Retirement Plan, SRP, MSBP and DC ESRP. Such benefits are not subject to any reductions for Social Security benefits.

The MCN Retirement Plan requires 5 years of service before benefits under the plan vest. Mr. Ewing has 32 years of service and is, therefore, 100% vested under both the MCN Retirement Plan and the SRP.

Equity Compensation Plan Information

The following table reflects information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2003.

	(a)	(b)	(c)

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders	6,653,122	$40.18	8,728,461
Equity compensation plans not approved by security holders	0	0	0

TOTAL	6,653,122	$40.18	8,728,461

Miscellaneous Employment Matters

The Company has irrevocable trusts established to provide a source of funds to assist DTE, Detroit Edison, DTE Enterprises and MichCon in meeting their obligations under certain director and executive compensation plans described previously. DTE, Detroit Edison, DTE Enterprises and MichCon may make contributions to the trusts from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trusts, these plans are not qualified or funded, and amounts on deposit in the trusts are subject to the claims of DTE’s, Detroit Edison’s, DTE Enterprises’ and MichCon’s general creditors, as the case may be.

We have entered into Change-in-Control Severance Agreements with certain officers including Messrs. Earley, Anderson, Buckler, Ewing and Meador. Generally, a change in control occurs, for purposes of these agreements, if we or our assets are acquired by another company or if we merge, consolidate or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change in control transaction. Certain other events, including significant acquisitions of our stock or changes in the Board, also constitute a change in control for purposes of these agreements.

The agreements for Messrs. Earley, Anderson, Buckler and Meador provide for severance compensation in the event that their employment is terminated (actually or constructively) within two years of a change in control of the Company. The severance amounts for Messrs. Earley, Anderson and Buckler equal 300% of base salary plus target incentive payments under the Annual Incentive Plan (or similar plan in which the officer is participating). Mr. Meador’s severance amount equals 200% of base salary plus annual target incentive. In addition, Messrs. Earley, Anderson, Buckler and Meador would receive an additional two years of age and service for purposes of the MSBP or any successor plan, continued welfare benefits for two years or an equivalent cash payment and indemnification for any excise taxes. Those participants in the MSBP who meet certain age and service requirements would be eligible for an immediate benefit under the MSBP.

The agreement for Mr. Ewing is identical to the agreements for Messrs. Earley, Anderson and Buckler except that it provides that any severance amounts or benefits would be reduced by any amounts or benefits Mr. Ewing might receive from his prior agreement with the Company dated February 28, 2000.

The prior agreement for Mr. Ewing provides for severance compensation in the event Mr. Ewing’s employment is terminated without cause at any time prior to June 1, 2004. It also provides for severance compensation if Mr. Ewing resigns for good reason between June 1, 2002 and June 1, 2004. The severance amount for Mr. Ewing equals 300% of base salary plus 300% of the average annual bonus for 1997, 1998 and 1999. If Mr. Ewing’s severance becomes payable based upon a severance that occurs after May 31, 2002, the amount of cash severance will be reduced with the passage of time so that it becomes zero on May 31, 2004. In addition, Mr. Ewing will receive (i) additional supplemental retirement benefits under the MCN Retirement Plan and the SRP based upon his then existing base salary through May 31, 2004, (ii) continued welfare benefits (other than medical benefits) through May 31, 2004, (iii) immediately following the termination of Mr. Ewing’s employment, up to 18 months of medical benefits as COBRA coverage (not to extend beyond May 31, 2004) and a cash payment in lieu of coverage for any remaining period through May 31, 2004, and (iv) indemnification for any excise taxes. The agreement described in this paragraph replaced Mr. Ewing’s change of control agreement with MCN and is now the sole agreement between Mr. Ewing and DTE on the subject of severance compensation relating to a change in control transaction. He is not entitled to the benefits under any other Change-in-Control Severance Agreements provided to the other officers.

The Company established a revocable trust to provide a source of funds for amounts that may be owing pursuant to the Change-in-Control Severance Agreements. In addition, the Stock Incentive Plan provides that all options, restricted stock awards, performance shares and performance units will become exercisable or vested or will be earned (as applicable) upon a change in control. Although this acceleration provision appears in the Stock Incentive Plan, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for officers covered by such agreements) will apply to any taxes incurred as a result of the acceleration.

Mr. Earley has an agreement with Detroit Edison under which retirement benefits are calculated to reflect a specified dollar amount for a specified number of full years of service if Mr. Earley’s employment terminates prior to his attaining eligibility in the MSBP.

STOCK PERFORMANCE GRAPH

Comparison of Five Year Cumulative Shareholder Return
Value of $100 Invested December 31, 1998
(Includes Reinvested Dividends)

	1998	1999	2000	2001	2002	2003

DTE	$100.00	$77.68	$101.62	$114.84	$133.08	$119.19
S&P 500 INDEX	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
S&P 500 EUI	$100.00	$83.60	$128.61	$107.03	$90.91	$112.81

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of companies’ common stock against the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and against either a published industry or line-of-business index or a group of peer issuers. DTE chose the S&P 500 Electric Utilities index (“S&P 500 EUI”) for this comparison. The graph assumes an initial investment of $100 on December 31, 1998 in our common stock, the S&P 500 Index and the S&P 500 EUI. We believe that the index of 22 companies included in the S&P 500 EUI is a more representative comparison.

2005 ANNUAL MEETING OF SHAREHOLDERS

The Bylaws provide that the annual meeting of shareholders will be held on the fourth Wednesday of April in each year or at such other date as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable after the date is fixed.

Shareholder Proposals

For Inclusion In Proxy Statement. Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2005 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5 p.m. Detroit time on November 25, 2004.

For Matters to be Brought at the Meeting. Under our Bylaws, shareholders must provide our Corporate Secretary advance written notice if they wish to (i) nominate a person for election to the Board or (ii) propose other items of business at an annual meeting. Any shareholder that desires to bring matters in this manner must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting.

•	Nominations for Election: A notice nominating a person for election to the Board must include:

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to nominate the person specified in the notice;

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board;

•	the signed consent of the nominee to serve as a director if elected; and

•	the items required below under “Time and Manner for Giving Notice.”

•	Other Proposals: A notice proposing any other items of business must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	any material interest in such business of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; and

•	the items required below under “Time and Manner for Giving Notice.”

•	Time and Manner for Giving Notice: To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the annual meeting. But, if public announcement of the date of the annual meeting is not made at least 100 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. Any such notice must also include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any on whose behalf the proposal or nomination is made.

A shareholder must also comply with all the applicable requirements of the Securities Exchange Act of 1934, as amended. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the Proxy Statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2005 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers to file reports of ownership and changes in ownership with respect to the securities of the Company and its affiliates with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company’s directors and officers regarding the necessity of filing a report, the Company believes that during 2003, all Section 16(a) filing requirements applicable to its directors and officers were complied with, except that, because of misinterpretation of regulations, one Form 4 for Mr. Ewing representing one transaction and one Form 4, each representing two transactions, for each of Messrs. Adderley, Bing, Gilmour, Glancy, Hennessey, Leipprandt, Lobbia, Miller, and Sims, and Dr. Pryor and Dr. Bauder were not timely filed.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies. Directors and officers of DTE and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the internet. The Company paid $10,000 plus out-of-pocket expenses to Morrow & Co., Inc. to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in the affairs of DTE are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the internet. If you do so now, your Company will be saved the expense of follow-up notices.

APPENDIX A

DTE Energy Company

Audit Committee Charter

Purpose:	The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the:

1. integrity of the Company’s financial statements

2. Company’s compliance with legal and regulatory requirements

3. Company’s independent auditor’s qualifications and independence

4. performance of the Company’s internal audit function and oversight of the independent auditors

General Duties:	The Audit Committee will also assist the Board of Directors by reviewing:

1. the Company’s system of internal controls

2. the presentation of and disclosure in the Company’s external financial statements

3. the overall audit (both internal and external) process

The Audit Committee will also assist the Board of Directors on any additional items as directed.

Discharge of Duties:	The Audit Committee will consider recommendations from the independent auditor and internal auditors.

The Audit Committee will consider risk issues associated with the Company’s overall financial reporting and disclosure process.

Limitation of Audit Committee Role:	The Audit Committee does not itself prepare financial statements, perform audits, or determine that the Company’s financial statements are complete, accurate and in accordance with Generally Accepted Accounting Principles (“GAAP”) or laws and regulations. This is the responsibility of management.

Duties — Risk Assessment Process, Issues & Concerns:	1.	Meet at least quarterly with the Chief Financial Officer, the General Auditor, and the Director of Risk Management, and the independent auditor in separate executive sessions.
	2.	Review the Company’s policies regarding risk assessment and risk management, major accounting risk exposures, and the action management takes to monitor and control such exposures.
	3.	Review summaries of significant reports to management prepared by the internal auditors and management’s response.
	4.	Review with the Company’s internal and external auditors their risk assessment in preparation for future audit plans.
	5.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and material reports or inquiries received from regulators or governmental agencies.
	6.	Review with management and the independent auditor significant correspondence with regulators or governmental agencies, and published reports or employee complaints that raise material issues regarding the Company’s financial statements or accounting policies.
	7.	Review and discuss with management and the independent auditors transactions or dealings with related parties if the transactions are significant in size or involve terms that differ from those that would likely be negotiated with independent parties.
	8.	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters.
Duties — Audit Planning and Management:	1.	In connection with its oversight of the Company’s relationship with the independent auditors, the Audit Committee will:

a.	Review and evaluate the lead partner of the independent auditors team.
b.	At least annually, obtain and review a report from the independent auditor regarding:

i.	the independent auditors’ internal quality-control procedures
ii.	any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the firm
iii.	any steps taken to deal with any such issues
iv.	all relationships between the independent auditors and the Company

c.	Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence.
d.	Ensure the rotation of the independent audit partners as required by law.

Duties — Audit Planning and Management (continued):	e.	Recommend to the Board policies for hiring employees or former employees of the independent auditors who participated in the audit of the Company.
	f.	Meet with the independent auditors before the audit to discuss the planning and staffing of the audit and to approve the scope of the audit and the fees to be charged.

2.	Discuss with the independent auditor matters required by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended.
3.	Annually confirm and obtain receipt from the independent auditors of the written independence disclosure required by the Independence Standards Board Standard No. 1.
4.	Review and pre-approve permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditors.
5.	Review a report of fees charged by the independent auditors and a projection of fees for the remainder of the year compared to fees approved previously.
6.	Review with management and the independent auditors the Company’s quarterly and annual financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the report of the annual audit (including the management comment letter, the schedule of unadjusted differences and any other material communications), prior to submission to the full Board. Based on this review, the Committee should make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.
7.	In connection with its oversight of the Company’s relationship with the Internal Audit Department, the Audit Committee will:

a.	At least annually review the internal auditors audit plan, its scope and coverage for the upcoming year, and performance from the prior year.
b.	Provide advice and consent to the Chief Executive Officer regarding the appointment to, and removal from, the position of General Auditor.

Financial Statement Reporting:	1.	Discuss with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

	2.	Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues regarding the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies.
	3.	Review analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.
	4.	Discuss critical accounting policies and practices and all alternative treatments of financial information within GAAP that have been discussed by management and the independent auditors, ramifications of the use of such alternative disclosure and treatments, and the treatment preferred by the independent auditors.
	5.	Review contemplated changes in accounting policies proposed by the Company and its independent auditors, as well as proposed changes in accounting, reporting and auditing policy promulgated by professional bodies that may have a significant impact on the Company’s financial statements.
Reports to the Board of Directors:	1.	Prepare and publish an annual committee report in the Company’s proxy statement.
	2.	The Audit Committee shall regularly report to the Board with respect to its meetings.
	3.	The Audit Committee shall present its conclusions with respect to the qualifications, performance and independence of the independent auditor to the Board of Directors.
Review of Internal Controls:	1.	Review the Company’s system of internal controls, including those for computerized information systems, and its accounting policies and procedures with management, internal auditors, and the independent auditors.
	2.	At least annually, review management’s report on internal controls and corresponding independent auditor’s attestation, once applicable.
Other Miscellaneous Duties:	1.	At least annually, evaluate the adequacy of this Charter and recommend proposed changes to the Board for approval.
	2.	Annually conduct a performance evaluation of itself and report results to the Board.
	3.	At least annually, obtain a summary from the General Auditor, the Company’s independent auditors, and/or the General Counsel regarding any legal or regulatory requirements or proposals that may affect the Audit Committee duties or obligations.

Composition:	1.	The Committee shall consist of at least three directors, all of whom meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Committee members are appointed for one-year terms and can be re-appointed for additional terms.
	2.	Each year, at the annual meeting of Directors, the Chairman of the Board and Chief Executive Officer shall submit to the Board of Directors a list of Directors that the Chairman and Chief Executive Officer recommends to serve on the Audit Committee, with one designated as Audit Committee Chair, for consideration and approval by the Board. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission.
	3.	Audit Committee members shall not simultaneously serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and such determination is disclosed in the Company’s proxy statement.
Authority:	1.	The Audit Committee shall have the sole authority and direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditors (subject, if applicable, to shareholder ratification). These responsibilities include the resolution of disagreements between management and the independent auditors regarding financial reporting for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The independent auditors shall report directly to the Audit Committee.
	2.	The Audit Committee may establish subcommittees consisting of one or more members, and may delegate the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees shall be presented to the full Audit Committee at its next scheduled meeting.
	3.	The Audit Committee has the authority to perform the duties listed in this Charter with full access to all books, records, facilities and personnel of the company. The Audit Committee is empowered to investigate any activity of the Company or its subsidiaries.
	4.	The Audit Committee has the authority to retain outside counsel, accountants, experts or other advisors as it deems advisable or necessary.
Meetings:	The Audit Committee shall meet a minimum of four times per year.

N
Fisher Fwy. Southbound I-75
Fisher Fwy. Northbound I-75
I-75
Grand River Exit
Cass Tech High
Grand River Ave.
Northbound Lodge Fwy. (US 10)
Southbound Lodge Fwy. (US 10)
Northbound I-375
Southbound I-375
Vendor & Visitor Parking
Employee Parking
Contract Employee Parking
Elton Park
Plum
Elizabeth
Beech
Fifth
Fourth
Third
Second
First
Plaza Drive
DTE Energy
Detroit Edison Plaza
Customer Office Parking
Public Parking Structure
Reserved for Shareholder Parking
Bagley
Bagley Exit
Cass
Michigan Ave.
Washington Blvd.
Abbott
Jefferson

DTE Energy Company Annual Meeting of Shareholders
Thursday, April 29, 2004 10:am
Entrance X 660 Plaza Drive

To Our Shareholders: Please note that indicates a closed street.

Anthony F. Earley, Jr. Chairman and Chief Executive Officer

DTE Energy Company 2000 2nd Ave., Detroit, MI 48226-1279 Tel: 313.235.4000

March 17, 2004

Dear Fellow Shareholder:

As a Savings Plan participant, you own shares of DTE Energy common stock and you are entitled to direct Fidelity Management Trust Company to vote on your behalf at the April 29 Annual Meeting of the DTE Energy Company common stock shareholders. Use the enclosed form to show how you would like Fidelity to vote.

Shareholders will be voting on two issues at the April meeting. They will be asked to elect five members to the Company’s Board of Directors and ratify the appointment of Deloitte & Touche LLP as independent auditors for 2004.

By completing the voting form enclosed, you will be participating in an important decision-making process. If you do not complete the form, your shares will not be voted.

Please take the time to review the instructions provided, complete the form, and return it in the enclosed envelope.

Sincerely,

Enclosure

DTE	YOUR VOTE IS IMPORTANT
ENERGY	VOTE BY INTERNET / TELEPHONE
COMPANY	24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/dte		1-866-214-3791
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Wednesday, April 28, 2004 to be counted in the final tabulation.

☐	\/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

Mark, sign, date and return	☒
the proxy card promptly using the enclosed envelope.	Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS:							FOR	AGAINST	ABSTAIN

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐	2. INDEPENDENT AUDITORS	☐	☐	☐

Nominees:	01-Anthony F. Earley, Jr. 02-Allan D. Gilmour, 03-Frank M. Hennessey, 04-Gail J. McGovern, 05-Josue Robles, Jr.	To change your address, please mark this box.	☐

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)	I would like to access future Proxy Statements and Annual Reports electronically (as described in the 2004 Proxy Statement). If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. This consent will remain in effect until you notify Bank of New York by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.	☐

	To include any comments, please mark this box.	☐
Exceptions*

S C A N L I N E

The signature below should correspond exactly with the name as shown on the left. Where stock is registered jointly in the name of two or more persons, ALL should sign. When signing as attorney, executor, administrator, trustee, guardian, or as corporate officer on behalf of a corporation, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

DTE ENERGY COMPANY
This Proxy is solicited on behalf of the Board of Directors.

P R O X Y

     By signing on the other side, I (we) appoint David Bing, Eugene A. Miller, Charles W. Pryor Jr. and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, April 29, 2004, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.

     If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1 & 2. Unless you have voted by telephone or internet or have returned a signed proxy the shares cannot be voted for you.

Record Vote and Sign on Reverse Side.

DTE ENERGY COMPANY P.O. BOX 11027 NEW YORK, NY 10203-0027

DTE	YOUR VOTE IS IMPORTANT
ENERGY	VOTE BY INTERNET / TELEPHONE
COMPANY	24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www. proxyvotenow.com/dte		1-866-214-3791
• Go to the website address listed above. • Have your voting instruction form ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your voting instruction form ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your voting instruction form. • Detach your voting instruction form. • Return your voting instruction form in the postage-paid envelope provided.

Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Monday, April 26, 2004 to be counted in the final tabulation.

☐	\/ DETACH VOTING INSTRUCTION FORM HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

Mark, sign, date and return	☒
the voting instruction card promptly using the enclosed envelope.	Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS:							FOR	AGAINST	ABSTAIN

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐	2. INDEPENDENT AUDITORS	☐	☐	☐

Nominees:	01-Anthony F. Earley, Jr. 02-Allan D. Gilmour, 03-Frank M. Hennessey, 04-Gail J. McGovern, 05-Josue Robles, Jr.	To change your address, please mark this box.	☐

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)	I would like to access future Proxy Statements and Annual Reports electronically (as described in the 2004 Proxy Statement). If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. This consent will remain in effect until you notify Bank of New York by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.	☐

	To include any comments, please mark this box.	☐
Exceptions*

S C A N L I N E

The signature below should correspond exactly with the name as shown on the left. Where stock is registered jointly in the name of two or more persons, ALL should sign. When signing as attorney, executor, administrator, trustee, guardian, or as corporate officer on behalf of a corporation, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

DTE ENERGY COMPANY	Confidential Voting Instructions

     As a participant in the DTE Energy Company Savings & Investment Plan, by signing on the other side, I hereby direct Fidelity Management Trust Company, as Trustee for the DTE Energy Company Savings & Investment Plan, to vote all shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 29, 2004, and at all adjournments thereof, upon the matters set forth on the reverse side and upon such other matters as may come before the meeting.

     The Trustee is directed to vote as specified on the reverse. If you return this card properly signed but do not otherwise specify, your shares will be voted FOR the proposals specified on the reverse side. If you do not sign and return this form or vote by telephone or Internet, the shares credited to your account will not be voted by the Trustee.

     This voting instruction form is sent to you on behalf of the Board of Directors of DTE Energy Company. Please complete this form on the reverse side, sign your name exactly as it appears, and return it in the enclosed envelope.

     Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received voting instructions. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustee will not disclose how you have instructed the Trustee to vote.

Record Vote and Sign on Reverse Side.

DTE ENERGY COMPANY P.O. BOX 11065 NEW YORK, NY 10203-0065